Exhibit 99.1

For information contact
Mary Beth Higgins
Herbst Gaming
(702) 740-4576

HERBST GAMING REPORTS FIRST QUARTER EARNINGS

(LAS VEGAS) May 9, 2006 – Herbst Gaming, Inc. (the “Company”) today announced the results of its operations for the first quarter ended March 31, 2006.

The Company reported net revenues of $144.9 million for the three months ended March 31, 2006, an increase of 15%, or $19.3 million, compared with $125.6 million in the prior year’s quarter. The Company recorded net income of $17.2 million for the three months ended March 31, 2006, compared with net income of $16.1 million in the prior year’s quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $35.0 million for the quarter ended March 31, 2006, an increase of 10%, or $3.2 million, compared with EBITDA of $31.8 million for the same quarter in 2005.

See footnote (6) to “Selected Financial Information” below for a detailed definition of EBITDA and a discussion of the reasons the Company uses EBITDA as a performance measure. Included in the Selected Financial Information is a reconciliation of Consolidated EBITDA, a non-GAAP measure, to net income.

Conference Call Information

The Company will host a conference call to discuss its first quarter 2006 financial results on Wednesday, May 10, 2006, beginning at 1 p.m. Eastern Standard Time/10 a.m. Pacific Standard Time. Interested participants may access the call by dialing into our conference operator at (800) 901-5217 (Domestic), (617) 786-2964 (International), PIN No. 78608484. A replay of the call will be available beginning one hour after the completion of the call and until Wednesday, May 17, 2006 at 8 p.m. Eastern Standard Time/5 p.m. Pacific Standard Time. To access the replay, call (888) 286-8010 (Domestic), (617) 801-6888 (International), PIN No. 23526634. A replay of the call will also be available for at least the next 12 months on the Company’s website at www.herbstgaming.com in the “Investors Relations” section.

This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions and acquisitions of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission.

HERBST GAMING
SELECTED FINANCIAL INFORMATION

	Three months ended March 31,
	2005	2006
	(dollars in thousands)
Income Statement Data
Revenues
Route operations	$81,519	$90,872
Casino operations
Nevada	24,707	24,545
Other states	22,448	35,195
Other	1,337	2,070
Total revenues	130,011	152,682
Promotional allowances – Route	(38)	(14)
Promotional allowances – Casino
Nevada	(3,107)	(3,200)
Other states	(1,310)	(4,560)
Net revenues	125,556	144,908
Cost of revenues
Route operations	61,627	68,637
Casino operations
Nevada	14,558	14,815
Other states	13,920	21,714
Other operations	—	771
General and administrative	3,892	4,168
Depreciation and amortization	7,384	8,560
Total costs and expenses	101,381	118,665
Income from operations	24,175	26,243
Interest income	274	208
Interest expense	(8,302)	(9,229)
Net Income	$16,147	$17,222

	Three months ended March 31,
	2005		2006
	(dollars in thousands)

Balance Sheet Data
Cash and cash equivalents	$80,833		$85,428
Total assets	534,567		553,283

Total debt (1)	519,407		498,351
Owner’s equity (deficiency)	(16,241)		22,974

Other data:
Ratio of earnings to fixed charges (2)	2.9	X	2.8	X
Net cash provided by operating activities	$33,514		$31,239
Net cash used in investing activities	(273,408)		(15,154)
Net cash provided by (used in) financing activities	182,555		(4,506)
Capital expenditures	8,415		14,799
Route EBITDA (3)	19,854		22,221
Casino EBITDA (4)
Nevada (4)	7,042		6,530
Other states (4)	7,218		8,921
Other and Corporate Adjusted (5)	(2,281)		(2,661)
Consolidated EBITDA (6)	$31,833		$35,011

(1)   Total debt consists of the current and long-term portions of long-term debt for all periods presented.

(2)   For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges. Fixed charges consist of interest expensed and capitalized.

(3)   Route EBITDA consists of net income plus depreciation and amortization and interest expense, net of capitalized interest, and is calculated before allocation of overhead.

(4)   Casino EBITDA consists of net income plus depreciation and amortization, interest expense, net of capitalized interest and costs associated with the retirement of assets. Casino EBITDA for casinos in Nevada and other states are calculated before allocation of overhead.

(5)   Other and Corporate Adjusted consists of other non-gaming revenues, general and administrative expenses, and interest income.

(6)   Consolidated EBITDA consists of the Company’s consolidated net income plus depreciation and amortization and interest expense, net of capitalized interest. EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments and because it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity, as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

The following table is a reconciliation of net income to EBITDA.

	Three months ended March 31,
	2005	2006
	(dollars in thousands)

Net Income	$16,147	$17,222
Interest expense	8,302	9,229
Depreciation and amortization	7,384	8,560
Consolidated EBITDA	$31,833	$35,011